PRESS RELEASE

             EXCHANGE NATIONAL BANCSHARES COMPLETES
        ITS ACQUISITION OF UNION STATE BANCSHARES, INC.

          JEFFERSON CITY, MO. -- November 3, 1997 -- Exchange National Bancshares, Inc. announced today that it has completed the acquisition of Union State Bancshares, Inc., parent company of Union State Bank & Trust, Clinton, Missouri, in accordance with the terms of a previously announced Acquisition Agreement.

          Union State Bancshares, Inc., which owns Union State
Bank & Trust of Clinton, had total assets of approximately $134 million as of July 31, 1997, with five banking offices located in Clinton, Osceola and Collins, Missouri.

          As a result of the acquisition, Exchange National Bancshares is now a multi-bank holding company which controls Union State Bank and Trust of Clinton in addition to The Exchange National Bank of Jefferson City. As of June 30, 1997, Exchange National Bancshares had total consolidated assets of $293 million, total deposits of $231 million and total shareholders' equity of $42 million.

          Mr. Donald L. Campbell, Chairman of the Board and President of Exchange National Bancshares, stated that "We are delighted with this affiliation with Union State Bank & Trust of Clinton. This combination will enable us to expand the services offered by that Bank while continuing the strong tradition of community banking in the Clinton area with the excellent Board and staff already in place."

          The management and personnel of Union State Bank are not expected to change significantly. Dr. Gus S. Wetzel, II and James E. Smith will continue as Chairman and President, respectively. Donald L. Campbell will be added to the Bank's Board. Both Mr. Smith and Dr. Wetzel will join the Board of Exchange National Bancshares, Inc.

          For additional information, contact Donald L. Campbell at Exchange National Bancshares, Inc., at 132 East High Street, telephone (573) 761-6100.